Exhibit 5.1
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                                HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                          617-526-6000 FAX 617-526-5000


                                                 November 18, 1998


Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701

         Re: Amended and Restated 1997 Stock Incentive Plan
             Non-Statutory Stock Options Pursuant to Written Option Agreements
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Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an aggregate of 1,311,000 shares of the Class A Common Stock, $0.01 par value per share (the "Shares"), of Casella Waste Systems, Inc., a Delaware corporation (the "Company"), issuable under the Company's Amended and Restated 1997 Stock Incentive Plan (the "Plan") and certain Non-Statutory Stock Options Pursuant to Written Option Agreements (the "Agreements").

     We have examined the Certificate of Incorporation of the Company and the By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Plan or the Agreements, as the case may be, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Statute and the federal laws of the United States of America.

Casella Waste Systems, Inc.
November 18, 1998
Page 2

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the shares of its Common Stock covered by the Registration Statement to be issued under the Plan and the Agreements, as described in the Registration Statement, and such shares, when issued in accordance with the terms of the Plan and the Agreements, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                                                     Very truly yours,

                                                     /s/ Hale and Dorr LLP

                                                     HALE AND DORR LLP